Exhibit 99.1
December 23, 2009
Dear Shareholder
The Isabella Bank Corporation (ISBA) Board of Directors is pleased to announce that the Corporation’s continued strong earnings and capital position have allowed it to increase its aggregate annual cash dividend for the 28th consecutive year. At the Board’s regular meeting held on December 17, 2009, it declared a regular quarterly cash dividend of $0.13 per share and a special cash dividend of $0.19 per share, for a total cash dividend for the fourth quarter of $0.32 per share, payable December 31, 2009 with a record date of December 17th. Including the total fourth quarter dividend of $0.32 per share the Corporation will have paid a total cash dividend of $0.70 in 2009, representing a 7.69% increase over the $0.65 paid in 2008. Based on the Corporation’s average closing price during November 2009 of $16.50, the Corporation’s dividend yield is 4.24%.
To assist current and prospective shareholders in calculating the Corporation’s dividend yield, and consistent with industry practice, the Board approved a resolution stating its current intent to pay future dividends in equal quarterly amounts. Of course, any future dividend payments will depend upon the Corporation’s financial position and action by the Board at that time.
The Board also examined its past practice of issuing a 10% stock dividend every other year, particularly in light of the current poor economic climate. The Board concluded that it would be in the best interest of its shareholders to discontinue the 10% stock dividend and focus on the value of each share rather than increasing the number of shares outstanding.
Also at the December 17th meeting, the Corporation’s Board of Directors approved an amendment to its bylaws increasing Board membership from 10 to 15, effective January 1, 2010 and appointed the following Isabella Bank board members to fill those seats: Joseph LaFramboise, to a term expiring in 2010; Thomas Kleinhardt, to a term expiring in 2010; G. Charles Hubscher, to a term expiring in 2011; Jeffrey Barnes, to a term expiring in 2011; and Dianne Morey, to a term expiring in 2012. Additionally, the Board approved the appointment of Dale D. Weburg, Ted Kortes, W. Joseph Manifold and W. Michael McGuire to the Isabella Bank board of directors. As a result of these changes Isabella Bank Corporation and its subsidiary, Isabella Bank, will have common board membership. The Board believes common board membership will improve corporate governance and will lead to decreased costs. Also effective January 1, 2010 the Board appointed Richard J. Barz as CEO and Dennis P. Angner as President and CFO (principal financial officer) of Isabella Bank Corporation.
Individuals who wish to purchase shares of Isabella Bank Corporation (ISBA) stock may contact the Raymond James office located at the Corporation’s subsidiary, Isabella Bank at 989-773-3585, or their own stockbroker. For current stock information please visit the Investor Relations tab on the Isabella Bank web site or, alternatively, go to www.pinksheets.com and enter the Corporation’s trading symbol ISBA.

Sincerely yours,

Richard J. Barz Chief Executive Officer